HART & TRINEN
                                Attorneys at Law

                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061
                              (303) 839-5414 (fax)


                                November 1, 2001


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20001

      Re:   CEL-SCI Corporation
            Registration Statement on Form S-3
            Commission File No. 333-94675

      This office represents CEL-SCI Corporation (the "Company"). The Company requests that the above captioned registration statement be withdrawn since the securities covered by this registration statement have now been registered by means of a new registration statement on Form S-3 (File No. 333-71650).

      Thank you for your time and cooperation in this matter.

                                Very Truly Yours,

                                    HART & TRINEN, L.L.P.

                                     /s/ William T. Hart

                                    William T. Hart



WTH:ap



Cel-Sci letter Carper re reg. stmt. withdrawl 11-1-01